NATIONAL EQUIPMENT SERVICES, INC.

2001 ANNUAL MEETING OF STOCKHOLDERS

CERTIFICATE AND REPORT OF INSPECTOR OF ELECTION

             The undersigned, the duly appointed Inspector of Election at the Annual Meeting of Stockholders (the “Annual Meeting”) of National Equipment Services, Inc., a Delaware corporation (the “Company”), held on May 31, 2001, pursuant to Section 231 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that the following is an accurate report of the votes of the stockholders of the Company at the Annual Meeting:

(1)	The number of shares of Common Stock of the Company issued and outstanding and entitled to vote on matters submitted at the Annual Meeting to the holders of Common Stock was 21,151,163.

(2)	There were present at the Annual Meeting, in person or by proxy, holders of 19,422,870 shares of Common Stock, which is 91.8% of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting and which constituted a quorum for purposes of voting on each of the matters submitted to the stockholders for their vote.

(3)	I tabulated the votes with respect to the election of directors, and Carl D. Thoma received 18,238,952 votes and John L. Grove received 18,357,940 votes.

(4)	Each of Carl D. Thoma and John L. Grove received a plurality of the votes cast by the holders of the Common Stock and I hereby declare and certify to the Secretary of the Company that each of Carl D. Thoma and John L. Grove has been duly elected as a director of the Company.

(5)	I tabulated the votes with respect to the resolution regarding the approval of the first amendment and restatement of the Company’s 1998 Long Term Incentive Plan and such proposal received the number of votes set forth below:

Number of Votes

For	14,897,554

Against	1,972,019

Abstain	66,479

Since a majority of the votes cast by the holders of the Common Stock present and voting at the meeting were votes for approval and since the total votes cast on this proposal represented a majority of the shares of Common Stock entitled to vote thereon, I hereby declare and certify to the Secretary of the Company that such resolution has been approved by the stockholders of the Company.

(6)	I tabulated the votes with respect to the resolution regarding ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending December 31, 2001 and such proposal received the number of votes set forth below:

Number of Votes

For	19,353,665

Against	64,625

Abstain	4,580

Since a majority of the votes cast by the holders of the Common Stock present and voting at the meeting were votes for approval, I hereby declare and certify to the Secretary of the Company that such resolution has been approved by the stockholders of the Company.

*           *           *           *           *

             IN WITNESS WHEREOF, I have executed this Certificate the 31st day of May, 2001.

By:	/s/ Joseph F. Pellicore

Print	: Joseph F. Pellicore

on behalf of LaSalle Bank National Association